UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Royal Gold, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROYAL GOLD, INC.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
303/573-1660
303/595-9385 (Fax)
info@royalgold.com (E-mail)
www.royalgold.com (Website)

November 12, 2013

In connection with the Annual Meeting of Stockholders of Royal Gold, Inc. (the “Company”) to be held on November 20, 2013, the Company has hired Morrow & Co. (“Morrow”) to assist with the solicitation of proxies and has agreed to pay Morrow approximately $7,500 plus reasonable expenses for such services. To aid Morrow with its efforts, the Company prepared and provided to Morrow additional solicitation materials, which specifically address Proposal 3, Advisory Vote on Executive Compensation (“Say on Pay”) in the Company’s proxy statement.

The additional solicitation materials appear below. All references to “the Company,” “us,” “our”, “we,” or “its” refer to Royal Gold, Inc.

ADDITIONAL SOLICITATION MATERIALS

ROYAL GOLD, INC. 2013 ANNUAL GENERAL MEETING

ADVISORY VOTE ON EXECUTIVE COMPENSATION

November 20, 2013

I.                                        Introduction to the Royal Gold, Inc. Business Model

•                                          Royal Gold is a precious metals royalty company, primarily focused on gold.

•                                          We do not own or operate mines.

•                                          Instead, we acquire and manage royalties and similar interests on operating mines, mines in development, and exploration properties.

•                                          We either buy royalties that already exist, or we provide financing to mining companies in exchange for royalties.

•                                          Over 75% of our revenue comes from gold and silver, and our share price has a 95.8% correlation to the price of gold.

II.                                   About 75% of Compensation Paid to Royal Gold’s Named Executive Officers is Performance-Based

•                                          Royal Gold’s compensation philosophy is to target base salary and bonus near the 50th percentile of our benchmark peer group, with the opportunity to receive total direct compensation (salary, bonus and long-term incentive (equity)) near the 75th percentile to the extent commensurate with performance.

•                                          In fiscal year 2013, base salary and benefits comprised 25% of total compensation, and bonus and long-term equity compensation comprised 75% of total compensation.

III.                              Summary of Performance-based Compensation

•                                          Performance Shares

•                  Performance shares are only earned if a performance goal is met within five years of the date of grant.

•                  The performance goal is calculated based upon a ten percent compounded annual growth rate in adjusted free cash flow per share over the term of the performance shares. We define adjusted free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries.

•                  If the performance goal is not met by the end of the five year period, the performance shares are forfeited.

•                  Performance shares may vest in 25% increments upon meeting 25%, 50%, 75% and 100% of the performance goal.

•                                          Restricted Stock Awards

•                  Beginning with restricted stock awards made for fiscal year 2013, Royal Gold must achieve a threshold financial measure before any shares of stock underlying the restricted stock grant may vest.  For fiscal years 2013 and 2014, the threshold is Adjusted EBITDA of $175 million.

•                  If this measure is not met, all of the shares of stock underlying the restricted stock grant would be forfeited.

•                  If this measure is achieved, then restricted stock vests in one-third increments on the third, fourth and fifth anniversaries of the award.

•                  Royal Gold defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and other non-cash charges.

•                                          Annual Cash Bonus

•                  Similarly, beginning with fiscal year 2013, Royal Gold must achieve the same Adjusted EBITDA threshold in order for named executive officers to be eligible for cash bonuses for the relevant fiscal year.

•                  If the Adjusted EBITDA threshold is surpassed, cash bonuses may be recommended to the Compensation, Nomination and Governance Committee based on annual reviews of each executive officer’s performance and contribution to Royal Gold’s corporate goals and objectives.

IV.                               ISS’ Analysis of Royal Gold’s Proxy was Seriously Flawed

•                                          ISS noted high concern with respect to CEO pay in comparison with total shareholder return (“TSR”), and issued an “Against” recommendation on the Advisory Vote on Executive Compensation.

•                                          Royal Gold believes that ISS’ methodology and analysis are seriously flawed.

•                                          ISS Peer Group Selection

•                                          There are about 10 publicly-traded precious metals royalty companies in the world.  Only Royal Gold maintains a primary listing in the U.S.  ISS excludes every one of them from its peer group.

•                                          ISS instead selected four precious metals mining companies (with market capitalizations that are a fraction of Royal Gold’s), and eleven companies from much broader “materials” industry classifications.

•                                          Royal Gold’s share price has a 95.8% correlation to the price of gold, and the average correlation to gold for Royal Gold-selected peer companies is 90.1%:

Correlation of Royal Gold Peer Companies to
LME Gold Price
July 1, 2012-June 30, 2013

•                                          Conversely, gold is often negatively correlated to the broader economy, making the ISS-selected peers in chemicals, construction materials, base metals and forest products irrelevant and inappropriate for comparison to Royal Gold.  The following chart demonstrates that the bulk of ISS-selected peers have no or significantly negative correlation to gold prices:

Correlation of ISS Peer Companies to
LME Gold Price
July 1, 2012-June 30, 2013

•                                          ISS Used Different Fiscal Years for Calculation of TSR among Royal Gold and ISS-selected Peers

•                                          ISS presented summary financial data, including one-year TSR, for Royal Gold based on our June 30 fiscal year end, but presented financial data and TSR for five highlighted ISS-selected peers based on the fiscal years of those companies (four December 31, 2012 companies and one September 30, 2012 company).

•                                          Precious metals prices declined sharply during the first six months of 2013.

•                                          Gold and silver prices declined 29.6% and 38.9%, respectively.

•                                          Precious metals equities measured by Philadelphia Gold and Silver Index (XAU) declined 46.5%.

•                                          When TSR is calculated on a consistent trailing twelve month basis, Royal Gold’s performance is in line with the four precious metals mining companies selected by ISS:

Royal Gold Historical Performance TSR (%)						Compared to Peers TSR (%)
Company	2009	2010	2011	2012	2013	ANV	HL	GORO	GSS	HAYN
ISS Report(1)	34.29	16.0	23.02	34.68	-45.79	-0.50	12.85	-25.05	11.52	21.95
Fiscal Year(2)	34.29	16.0	23.02	34.68	-45.79	-77.17	-37.26	-66.49	-63.79	-6.03
Calendar Year(3)	-4.31	16.01	23.43	20.66	N/A	-0.50	12.85	-25.05	11.52	-5.00

(1)                                 ISS calculation of TSR.

(2)                                 Royal Gold calculation of TSR using consistent trailing twelve month periods ending June 30, 2013.

(3)                                 Royal Gold calculation of TSR using consistent trailing twelve month periods ending December 30, 2012.

•              Royal Gold is Significantly Larger than the Companies in the ISS-Selected Peer Group.

•                                          Royal Gold believes revenues are a poor indicator of Royal Gold’s value.  Revenues of a typical business are significantly offset by the operating costs of that business.

•                                          Royal Gold’s investors understand its business model that provides very low operating costs and superior operating margins compared to both mining and industrial companies.

•                                          Royal Gold believes market capitalization is a much better indication of relative size for purposes of external benchmarking.  Based on market size, Royal Gold is significantly larger than any of the ISS-identified peers:

Comparison of Royal Gold’s Market Capitalization to the Market Capitalization of

ISS-Identified Peer Group Companies

(Millions of $USD at June 30, 2013)

•                                          Because ISS uses mostly much smaller companies in its analysis, it is no surprise that our CEO’s compensation was viewed as being relatively higher.

•                                          ISS Disregarded Performance Criteria and GAAP Accounting.

•                                          Royal Gold calculates that CEO compensation declined 14% in fiscal 2013, compared to fiscal 2012.

•                                          The August 2012 performance share grants to the Company’s CEO had a GAAP value of $828,520, a decline of over 40% from the value of the August 2011 grants, because of significant performance-based vesting criteria.

•                                          From ISS’s perspective, the value of the August 2012 grants increased 12.5% from August 2011 to $1.7 million.

•                                          This conclusion can only be achieved by misunderstanding or ignoring performance criteria and GAAP accounting.

V.                                    Royal Gold Maintains a Comprehensive Program of Compensation Best Practices

•                                          Seventy-five percent of our executive officers’ total direct compensation for fiscal 2013 was performance based.  Cash bonuses, performance-based restricted stock and performance stock awards vest, for our named executive officers, only if specific financial performance measures are achieved.

•                                          The Company applies a “double trigger” approach to vesting awards made under the Company’s 2004 Omnibus Long-Term Incentive Plan (“LTIP”) in the event of a change-in-control.

•                                          The Company believes perquisites for executives should be extremely limited in scope and value and, therefore, generally does not provide perquisites or other special benefits to the executive officers.

•                                          The Company’s LTIP expressly prohibits the re-pricing of stock options.

•                                          The Company’s executives may participate in a Salary Reduction/Simplified Employee Pension Plan on the same terms as other eligible employees.  The Company does not maintain a defined pension benefit plan.

•                                          The employment agreements between the Company and the named executive officers do not provide for excise tax gross-ups for change-in-control provisions.

•                                          The Company’s executive stock ownership program requires the Company’s named executive officers to own a number of shares valued at a multiple of their salary to assure that their interests are aligned with those of our stockholders.